Oblong Announces Filing of 2019 Annual Report on Form 10-K

May 15, 2020 -- (BUSINESS WIRE) Oblong, Inc. (NYSE American: OBLG) (“Oblong” or the “Company”), the award-winning maker of multi-stream collaboration solutions, today announced that the Company has filed with the Securities and Exchange Commission (“SEC”) on May 15, 2020 its Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”).

As disclosed in the 2019 Annual Report, the Company's audited financial statements contain an unqualified audit opinion from its independent registered public accounting firm that include a going concern emphasis of matter paragraph. See further discussion in footnote 2 to the Company’s consolidated financial statements included in the Company’s 2019 Annual Report. This announcement is made pursuant to NYSE American LLC Company Guide Section 610(b), which requires public announcement of the receipt of an audit opinion containing a going concern paragraph.

Investors are encouraged to carefully review the 2019 Annual Report for a complete analysis of the Company’s results from operations and financial condition. The 2019 Annual Report, including our consolidated financial statements included therein, is available on EDGAR at www.sec.gov and on our website at www.oblong.com. In addition, copies of our periodic and current reports, proxy statements and other information can be read and copied on official business days during the hours of 10 a.m. to 3 p.m. at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

About Oblong, Inc.

Oblong’s innovative and patented technologies change the way people work, create, and communicate. With roots in more than two decades of research at the MIT Media Lab, Oblong's flagship product Mezzanine™ is the technology platform that defines the next era of computing: simultaneous multi-user, multi-screen, multi-device, multi-location for dynamic and immersive visual collaboration. Oblong supplies Mezzanine systems to Fortune 500 enterprise customers and reseller partners. Learn more at www.oblong.com, and connect via Twitter, Facebook, LinkedIn, and Instagram.

Forward looking and cautionary statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Oblong assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2019 and in other filings made by the Company with the SEC from time to time. Any of these factors could cause Oblong’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Oblong can give no assurance that its future results will be as estimated. Oblong does not intend to, and disclaims any obligation to, correct, update or revise any information contained herein.

Investor Relations Contact:

Brett Maas
Hayden IR, LLC
brett@haydenir.com
646-536-7331